Exhibit 99.1

For Immediate Release

Investor Contact:	Leigh Parrish
Financial Dynamics
212-850-5651
lparrish@fd-us.com

Media Contact:	Donna Shaults
Enesco Group, Inc.
630-875-5464
dshaults@enesco.com
Enesco Group, Inc. Reports Third Quarter 2005 Financial Results
ITASCA, Ill. – November 9, 2005—Enesco Group, Inc. (NYSE: ENC), a leader in the giftware, and home and garden décor industries, today announced financial results for the third quarter ended September 30, 2005.
Net revenues for the quarter decreased 7.1% to $79.2 million from $85.3 million in the comparable period of 2004. The decrease in net revenues reflects the continued decline in sales of collectibles in the U.S., primarily sales related to Precious Moments, as well as the stricter application of credit policies which resulted in placing more orders on hold during the quarter compared to the third quarter of 2004. Net revenues for the third quarter, excluding Precious Moments sales and fees, were down only 3.8% from the same period of 2004.
Gross profit was $32.4 million compared to $34.7 million in the third quarter of 2004, primarily reflecting reduced net revenue. Gross profit was 40.9% compared to 40.7% in the third quarter of 2004. Gross margin was impacted positively by the favorable product mix in the U.S., U.K. and Canada, which more than offset the lower margin percent achieved on the Precious Moments sales and fees. Gross margin excluding Precious Moments revenues and costs increased to 43.3% for the quarter compared to 41.6% for the same period in 2004, reflecting an improvement in the gross margin for core Enesco products.
Selling, general and administrative (SG&A) expenses decreased to $31.4 million compared to $33.1 million in the same period last year, despite increased bank and consulting fees and higher bad debt expense. The decrease in SG&A primarily reflects reduced salary expense, as well as lower selling and marketing costs.
Operating income for the third quarter was $984,000 compared to $1.7 million in the year-ago period.
Third quarter net loss was $2.1 million, or ($0.14) per diluted share, compared to net income of $1.0 million, or $0.07 per diluted share, in the third quarter of 2004. The net loss was due to higher interest and income tax expenses.
Commenting on the third quarter results, Cynthia Passmore-McLaughlin, president and CEO, stated, “Throughout this year, we have focused on stabilizing our business, and we are pleased to see initial benefits from our efforts in the third quarter. Net revenues, excluding Precious Moments, are down slightly for the quarter and are even for the first nine months of the year compared to the same periods in 2004. Excluding Precious Moments, we achieved improved gross margin of 43.3%, which reflects healthier product mix and better freight cost recovery. This gross margin is at a level we have not achieved since the second quarter of 2004. We also are pleased to have continued to successfully reduce certain expenses, which contributed to our lower SG&A for the quarter. In addition, our results for the quarter and nine months ended September 30, 2005 also reflect our cash management initiatives.

“In late September, we announced a comprehensive operational improvement plan that focuses on rationalizing our product portfolio, reducing costs, right-sizing our organizational structure to the scale of Enesco’s current business, and improving our warehousing and distribution models. We remain on track with these initiatives for the fourth quarter and next year and continue to expect to achieve total annual cost savings in the range of $34 million to $38 million in the U.S. and an operating profit margin in the range of 3% to 5% in 2007.”
More detailed information is set forth in Enesco’s Form 10-Q for the quarter ended September 30, 2005, which was filed on November 9, 2005.
Conference Call
A conference call will be broadcast live on Thursday, November 10, at 8:00 a.m. CST (9:00 a.m. EST). Investors interested in participating on the live call can do so by calling 1-888-271-7222, and ask for the Enesco Third Quarter Earnings call. Investors also may listen to the live call via a Webcast at http://www.enesco.com and click on “Investor Relations,” or by logging onto http://www.streetevents.com.
To listen to the Webcast, your computer must have RealPlayer installed. This Webcast will be available online for 90 days following the live conference call. If you do not have RealPlayer, go to http://www.streetevents.com prior to the call to download RealPlayer for free.
For a phone replay, call 1-800-642-1687, Passcode: 2353524. The phone replay will be available for one week following the conference call.
About Enesco Group, Inc.
Enesco Group, Inc. is a world leader in the giftware, and home and garden décor industries. Serving more than 30,000 customers globally, Enesco distributes products to a wide variety of specialty card and gift retailers, home décor boutiques, as well as mass-market chains and direct mail retailers. Internationally, Enesco serves markets operating in the United Kingdom, Canada, Europe, Mexico, Australia and Asia. With subsidiaries located in Europe and Canada, and a business unit in Hong Kong, Enesco’s international distribution network is a leader in the industry. The Company’s product lines include some of the world’s most recognizable brands, including Heartwood Creek, Walt Disney Company, Walt Disney Classics Collection, Pooh & Friends, Jim Shore Designs, Foundations, Circle of Love, Nickelodeon, Bratz, Halcyon Days, Lilliput Lane and Border Fine Arts, among others. Further information is available on the Company’s web site at www.enesco.com.
This press release contains forward-looking statements, which reflect management’s current assumptions and beliefs and are based on information currently available to management. The Company has tried to identify such forward-looking statements by use of such words as “expects,” “intends,” “anticipates,” “could,” “estimates,” “plans,” and “believes,” and similar expressions, but these words are not the exclusive means of identifying such statements. Such statements are subject to various risks, uncertainties and other factors, which could cause actual results to vary materially from those anticipated, estimated, expected or projected. Important factors that may cause actual future events or results to differ materially and adversely from those described in the forward-looking statements include, but are not limited to: the Company’s success in implementing its comprehensive plan for operating improvement and achieving its goals for cost savings and market share increases; the Company’s success in developing new products and consumer reaction to the Company’s new products; the Company’s ability to secure, maintain and renew popular licenses, particularly our Heartwood Creek, Disney and Cherished Teddies licenses; the Company’s ability to grow revenues in mass and niche market channels; the Company’s ability to comply with covenants contained in its credit facility; the Company’s ability to obtain a new global senior credit facility; changes in general economic conditions, as well as specific market conditions; fluctuations in demand for our products; manufacturing lead times; the timing of orders and shipments and our ability to predict customer demands; inventory levels and purchase commitments exceeding requirements based upon incorrect forecasts; collection of accounts receivable; changes in the regulations and procedures affecting the importation of goods into the United States; changes in foreign exchange rates; price and product competition in the giftware industry; variations in sales channels, product costs or mix of products sold; and, possible future terrorist attacks, epidemics, or acts of war. In addition, the Company operates in a continually changing business environment and does not intend to update or revise the forward-looking statements contained herein, which speak only as of the date hereof. Additional information regarding forward-looking statement risk factors is contained in the Company’s reports and filings with the Securities and Exchange Commission. In light of these risks and uncertainties, the forward-looking statements contained herein may not occur and actual results could differ materially from those set forth herein. Accordingly, you should not rely on these forward-looking statements as a prediction of actual future results.
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ENESCO GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
UNAUDITED
Three Months Ended September 30, 2005 and 2004
(In thousands, except per share amounts)

	2005	2004	% Change

Net revenues	$79,221	$85,291	-7%
Cost of sales	46,824	50,578	-7%

Gross profit	32,397	34,713	-7%
Gross profit %	40.9%	40.7%
Selling, general and administrative expenses	31,413	33,056	-5%

Operating income	984	1,657	-41%
Interest expense	(661)	(350)	89%
Interest income	15	90	-83%
Other expense, net	(82)	(201)	-59%

Income before income taxes	256	1,196	-79%
Income tax expense	(2,371)	(157)	1410%

Net income (loss)	$(2,115)	$1,039	-304%

Net income (loss) per common share -basic and diluted:

Net income (loss)	($0.14)	$0.07

Average basic shares outstanding	14,773	14,356

Average diluted shares outstanding	14,773	14,669

ENESCO GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
UNAUDITED
Nine Months Ended September 30, 2005 and 2004
(In thousands, except per share amounts)

	2005	2004	% Change

Net revenues	$188,464	$199,309	-5%
Cost of sales	114,485	115,058	0%
Cost of sales — loss on license termination	7,713	—	—

Gross profit	66,266	84,251	-21%
Gross profit %	35.2%	42.3%
Selling, general and administrative expenses	99,206	92,012	8%

Operating loss	(32,940)	(7,761)	-324%
Interest expense	(1,516)	(624)	143%
Interest income	173	345	-50%
Other expense, net	(281)	(244)	15%

Loss before income taxes	(34,564)	(8,284)	-317%
Income tax benefit (expense)	(4,803)	3,769	-227%

Net loss	$(39,367)	$(4,515)	-772%

Net loss per common share — basic and diluted:

Net loss	($2.68)	($0.32)

Average basic and diluted shares outstanding	14,692	14,250

ENESCO GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)
ASSETS

	September 30,	December 31,
	2005	2004
Current Assets:
Cash and cash equivalents	$4,093	$14,646
Accounts receivable, net	76,626	70,526
Inventories	54,219	65,371
Prepaid expenses	4,247	3,310
Deferred income taxes	587	920

Total current assets	139,772	154,773

Property, plant and equipment, net	16,506	22,509

Other assets	15,770	16,601

Total assets	$172,048	$193,883

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Notes and loans payable	$50,222	$26,354
Accounts payable	21,148	18,680
Income taxes payable	7,450	6,405
Deferred gain on sale of property, plant and equipment	1,711	1,711
Accrued expenses	15,906	21,628

Total current liabilities	96,437	74,778

Long-term liabilities	7,025	9,838

Total shareholders’ equity	68,586	109,267

Total liabilities and shareholders’ equity	$172,048	$193,883

ENESCO GROUP, INC.
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
NINE MONTHS ENDED SEPTEMBER 30, 2005 AND 2004
(Unaudited)
(In thousands)

	2005	2004

Operating Activities:
Net loss	$(39,367)	$(4,515)
Adjustments to reconcile net loss to net cash used by operating activities	6,145	(29,181)

Net cash used by operating activities	(33,222)	(33,696)

Investing Activities:
Acquisitions, net of cash acquired	—	(14,321)
Purchase of property, plant and equipment	(1,974)	(3,805)
Proceeds from sales of property, plant and equipment	766	58

Net cash used by investing activities	(1,208)	(18,068)

Financing Activities:
Issuance of notes and loans payable	23,979	50,111
Exercise of stock options	322	1,021

Net cash provided by financing activities	24,301	51,132

Effect of exchange rate changes on cash and cash equivalents	(424)	1,003

Increase (decrease) in cash and cash equivalents	(10,553)	371
Cash and cash equivalents, beginning of period	14,646	10,645

Cash and cash equivalents, end of period	$4,093	$11,016